The Lubrizol Corporation 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298	Exhibit 99.1

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact

	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

Lubrizol Announces 29% Net Income Growth for First Quarter 2005

•	EPS increased 22%, excluding restructuring charge in the first quarter of 2005 and currency forward contract gain in the first quarter 2004, despite rising raw material costs

•	Record revenues of $971 million in the quarter

•	Revenues excluding acquisitions increased 6% in the quarter, on continuing strong Lubricant Additives performance

•	Revenues for legacy Noveon International in the quarter set an all-time high record

•	Earnings guidance maintained — excluding modest restructuring charges

CLEVELAND, Ohio, April 22, 2005 – The Lubrizol Corporation (NYSE:LZ) announced that consolidated earnings for the first quarter ended March 31, 2005 were $48.5 million or $.72 per basic share, including a pre-tax restructuring charge of $6.1 million or $.06 per share. Consolidated earnings for the first quarter 2004 were $37.5 million or $.72 per share, which included a currency forward contract gain of $.08 per share related to the acquisition of hyperdispersants for coatings. Excluding the restructuring charge and the currency forward contract gain, earnings of $.78 per share for the first quarter of 2005 were 22 percent higher than $.64 per share for the first quarter of 2004. Earnings per share were based on 67.4 million weighted average shares outstanding for the first quarter 2005 and 51.8 million average shares outstanding for the first quarter 2004.

First quarter 2005 earnings increased over the prior-year first quarter as acquisitions and improved price and product mix more than offset higher raw material costs and lower shipment volume. The acquisition of Noveon International, completed in June 2004, contributed $.03 to earnings per share in the quarter after incremental financing costs, and $.05 per share including a purchase accounting adjustment. The $.06 per share restructuring charge primarily related to the phase-out of manufacturing facilities located in Bromborough, United Kingdom; Linden, New Jersey; and Mountaintop, Pennsylvania.

Consolidated revenues for the quarter were $971.0 million compared to $578.7 million in the first quarter 2004. Excluding acquisitions, revenues increased 6 percent compared to the year-earlier quarter.

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Quarterly Segment Results

First quarter 2005 revenues in the Lubricant Additives segment of $524.6 million were 7 percent higher than the first quarter of 2004, reflecting improvements in the combination of pricing and product mix as well as favorable currency, partially offset by higher raw material costs and lower shipment volume. The volume decline was attributed to the previously disclosed loss of a customer’s engine oil business, which ceased in August 2004, and the mix effect of the new GF-4 North American passenger car motor oil standard, which is a more concentrated product than its predecessor. In addition, a few customers reduced inventories in the quarter prior to converting to GF-4. Price increases were implemented and a new round of increases was announced in the quarter in response to increases in raw material costs. Lubricant Additives segment operating income of $68.7 million increased 10 percent compared to the first quarter of 2004.

Specialty Chemicals segment revenues were $446.4 million in the first quarter, compared to $86.9 million in the first quarter of 2004. Segment results for both quarters included performance chemicals for coatings and inks, personal care, foam control, mining emulsions and specialty monomers. First quarter 2005 Specialty Chemicals segment results also included the acquisition of Noveon International, completed in June 2004, as well as a full quarter of the acquisition of hyperdispersants for coatings, which was completed on January 30, 2004. Excluding these acquisitions, Specialty Chemicals revenues increased 4 percent compared to the first quarter of 2004, primarily as a result of improved price and product mix, which more than offset lower shipment volume. Price increases were implemented across all product lines during the quarter. First quarter Specialty Chemicals segment revenues by product line consisted of $188.5 million for Consumer Specialties, $144.8 million for Performance Coatings and $113.1 million for Specialty Materials.

The Consumer Specialties product line, consisting of Personal Care Products and Food Ingredients and Industrial Specialties, recorded double-digit revenue and operating income increases compared to pro forma results for the first quarter of 2004. The legacy Noveon Personal Care Products delivered strong volume growth in Carbopol® thickener, botanicals, hair-care fixatives, emollients and a new polymer for personal cleansing products, including clear shampoos and bath gels.

In the Performance Coatings product line, revenues increased slightly as sales growth in specialty papers, paints and coatings and ink additives more than offset lower shipment volumes resulting from weak end markets in North American and European textiles, electronics and graphics for printing and packaging.

In Specialty Materials, TempRite® engineered polymers reported strong growth compared to the first quarter of 2004 for high-performance plastic plumbing and fire sprinkler pipe, which competed favorably against higher-cost copper and steel. Estane® thermoplastic polyurethane’s revenues in the quarter reflected selling price increases and shipments to new customers, but were level with sales in the prior year quarter as a result of timing of significant sales for military applications. Medical applications, including intravenous tubes, remained strong year-over-year.

Specialty Chemicals segment operating income was $51.6 million for the first quarter compared to $5.0 million in the first quarter 2004 for the legacy Lubrizol product lines that now comprise the Specialty Chemicals segment.

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Earnings Outlook

The company maintained its 2005 earnings guidance excluding restructuring charges that it first issued in February 2005. Projections for restructuring charges have been updated to reflect the company’s decisions to close two U.S. coatings facilities. Earnings guidance for the year now ranges from $2.65 to $2.80 per share including restructuring charges of approximately $.10 per share. Earnings guidance excluding restructuring charges continues to be in the range of $2.75 to $2.90 per share.

Commentary

Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “Our strong first quarter exceeded the guidance we provided in our fourth quarter 2004 teleconference. I am pleased with our revenue growth and our improved profitability for the quarter.

“We made good progress responding to raw material cost increases. Even though we implemented multiple rounds of price increases, our pricing actions lagged raw material cost increases throughout 2004. We briefly closed the gap in the first quarter of 2005, but raw material costs have continued to rise. To counteract these recent increases, we have moved forward again with price increases as quickly and aggressively as we have over the last year.

“Volume was not as strong in some areas as we anticipated, but I am not disappointed considering that we are addressing raw material cost increases and are shifting our strategy to focus on higher-value products. In Lubricant Additives, some of our customers have commented to us that North American trucking activity was healthy in the quarter, while passenger car motor oil sales were soft. Our market share has been stable sequentially. So far, demand appears to be stronger in the second quarter.

“I am very pleased with the performance of both segments. Specialty Chemicals continues its excellent momentum with back-to-back record quarters. We are supporting this growth with North American capacity expansion for Carbopol® thickeners and with a new China Estane® TPU plant coming online this quarter. For both segments, we are making good progress with our plans to divest non-core businesses, to improve our production efficiencies by restructuring manufacturing facilities, to increase organic growth through new product development and geographic expansion and to improve overall profitability.

“Looking forward, I remain confident about the future of the business. April orders are strong, the remainder of the year looks solid and we’re continuing to gain new business for the future. ”

Conference Call on the Web

An audio webcast of the first quarter earnings conference call with investors will be available today live at 1:00 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials,

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including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.7 billion in 2004 and $3.2 billion in 2003. For more information, visit www.lubrizol.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; the delay or inability to fully integrate Noveon International and obtain anticipated synergies; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	First Quarter Ended
	March 31,
	2005	2004
Net sales	$970.1	$577.9

Royalties and other revenues	0.9	0.8

Total revenues	971.0	578.7

Cost of sales	717.1	426.3

Selling and administrative expenses	92.9	51.9

Research, testing and development expenses	50.5	40.7

Amortization of intangible assets	6.6	1.9

Restructuring charges	6.1	—

Total costs and expenses	873.2	520.8

Other income (expense) - net	0.7	4.3

Interest expense - net	24.5	5.3

Income before income taxes	74.0	56.9

Provision for income taxes	25.5	19.4

Net income	$48.5	$37.5

Net income per share, basic	$0.72	$0.72

Net income per share, diluted	$0.71	$0.72

Weighted average common shares outstanding	67.4	51.8

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	March 31,	December 31,
	2005	2004
Assets

Cash and short-term investments	$339.8	$335.9

Receivables	617.3	582.8

Inventories	587.4	568.7

Other current assets	119.3	110.6

Total current assets	1,663.8	1,598.0

Property and equipment - net	1,243.9	1,317.9

Goodwill and intangible assets - net	1,599.3	1,590.9

Investments and other assets	52.3	59.5

Total	$4,559.3	$4,566.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$4.0	$8.2

Accounts Payable	308.2	339.6

Accrued expenses and other current liabilities	298.3	309.5

Total current liabilities	610.5	657.3

Long-term debt	1,953.9	1,964.1

Other noncurrent liabilities	382.9	367.8

Total liabilities	2,947.3	2,989.2

Minority interest in consolidated companies	51.2	53.6

Shareholders’ equity	1,560.8	1,523.5

Total	$4,559.3	$4,566.3

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2005	2004
Cash provided by (used for):

Operating activities:
Net income	$48.5	$37.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	47.3	26.5
Restructuring charges	4.4	—
Net change in working capital	(85.5)	(40.9)
Other items - net	12.8	(3.2)

Total operating activities	27.5	19.9

Investing activities:
Capital expenditures	(29.7)	(19.9)
Acquisitions	—	(133.0)
Other items - net	1.6	0.1

Total investing activities	(28.1)	(152.8)

Financing activities:
Change in short-term debt - net	(4.0)	58.7
Repayments of long-term debt	(0.1)	—
Dividends paid	(17.4)	(13.4)
Proceeds from the exercise of stock options	33.0	1.4

Total financing activities	11.5	46.7

Effect of exchange rate changes on cash	(7.0)	5.5

Net increase (decrease) in cash and short-term investments	3.9	(80.7)
Cash and short-term investments at the beginning of period	335.9	258.7

Cash and short-term investments at the end of period	$339.8	$178.0

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2005	2004
Revenues from External Customers:

Lubricant Additives	$524.6	$491.8

Specialty Chemicals	446.4	86.9

Total revenues	$971.0	$578.7

Segment operating income:

Lubricant Additives	$68.7	$62.7

Specialty Chemicals	51.6	5.0

Total segment operating income	120.3	67.7

Corporate expenses	(15.0)	(9.3)

Corporate other income (expense) - net	(0.7)	3.8

Restructuring charges	(6.1)	—

Interest expense - net	(24.5)	(5.3)

Income before income taxes	$74.0	$56.9

Supplemental Financial Information — First Quarter 2005

The Lubrizol Corporation
For the Quarters Ending March 31, 2005 and 2004

Non-GAAP Disclosure Reconciliation

Earnings as adjusted (Non-GAAP) is a measure of income that differs from net income measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is earnings per our consolidated results, adjusted for exclusion of restructuring charges and the currency forward contract gain. Management believes that both earnings and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings and earnings as adjusted basis.

(In Millions of Dollars, Except Per Share Data)

	1st Quarter 2005			1st Quarter 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS
Earnings	$74.0	$48.5	$0.72	$56.9	$37.5	$0.72

Adjustments:
Restructuring charges	6.1	4.0	0.06	—	—	—
Currency forward contract gain	—	—	—	(6.4)	(4.2)	(0.08)

Total impact of adjustments	6.1	4.0	0.06	(6.4)	(4.2)	(0.08)

Earnings as adjusted (Non-GAAP)	$80.1	$52.5	$0.78	$50.5	$33.3	$0.64